Final Transcript
Apr 05, 2010 / 03:00PM GMT, AZZ - Q4 2010 AZZ Incorporated Earnings Conference Call

CORPORATE PARTICIPANTS

 Joe Dorame
 AZZ Incorporated - IR, Lytham Partners

 David Dingus
 AZZ Incorporated - President, CEO

 Dana Perry
 AZZ Incorporated - CFO

CONFERENCE CALL PARTICIPANTS

 John Franzreb
 Sidoti & Company - Analyst

 Ned Borland
 Hudson Securities - Analyst

 Fred Buonocore
 CJS Securities - Analyst

 Brent Thielman
 DA Davidson - Analyst

 Eric Prouty
 Canaccord Adams - Analyst

 PRESENTATION

Operator

Good morning and welcome to the AZZ Incorporated fourth quarter and fiscal year 2010 financial results conference call. All participants will be in listen only mode. (Operator Instructions) After today's presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note this event is being recorded. I would now like to turn the conference over to Joe Dorame of Lytham Partners.

 Joe Dorame - AZZ Incorporated - IR, Lytham Partners

Thank you, Amy. Good morning. Thank you for joining us today to review the financial results for AZZ incorporated for the fourth quarter and fiscal year 2010 ended February 28, 2010. Again, my name is Joe Dorame, I'm with Lytham Partners, and we are the Financial Relations consulting firm for AZZ incorporated. With us today on the call representing the Company are Mr David Dingus, President and Chief Executive Officer, and Mr Dana Perry, Chief Financial Officer. At the conclusion of today's prepared remarks, we will open the call for a Q&A session.

Before we begin I'd like to remind everyone this conference call includes statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Except for the statements of historical fact, this conference call may contain forward-looking statements that involve risks and uncertainties, some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to, changes in customer demand and response to products and services offered by the Company including demand by the electrical power generation markets, electrical transmission & distribution markets, the industrial markets and the hot dip galvanizing markets, prices in raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process, changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requests of delays of shipments, acquisition opportunities, currency exchange rates, adequate financing and availability of experienced management employees to implement the Company's growth strategies. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm publicly, update, or revise any forward-looking statements whether as a result of information, future events or otherwise. With that having been said I'd like to turn the call over to Mr David Dingus, President and Chief Executive Officer of AZZ. David?

Final Transcript
Apr 05, 2010 / 03:00PM GMT, AZZ - Q4 2010 AZZ Incorporated Earnings Conference Call

 David Dingus - AZZ Incorporated - President, CEO

Thank you, Joe, and thanks to each of you for taking the time to join us for the conference call for the fourth quarter and fiscal 2010. Operating performance for the Company did approximate the guidance which had been previously issued. We are pleased with the operating results for the fiscal year and do believe it reflects a strong year giving due consideration to the economic and regulatory uncertainty that we have been operating in. Our fourth quarter incoming orders reflect a continuation of lower release of orders due to economic and regulatory uncertainty. Additionally our fourth quarter has historically been a weaker quarter for incoming orders. While our quotation level continued at a pace that would historically result in a greater backlog, the release of orders for new and existing product remains sluggish. Based upon this quotation level and discussion with our customers, we do believe that the backlog has leveled and that we should begin to see some modest improvements in the new fiscal year.

Operationally, we continue to effectively execute on our orders. This is reflective in the strong margin performance for the fourth quarter and the fiscal year just completed for both of our operating segments. We will continue to closely monitor our quotation activity and customer feedback which hopefully will allow us, in future quarters, to better forecast our incoming order rate and our backlog. Based upon customer current requested delivery dates and our production schedule, 87% of our backlog is expected to ship in the new fiscal year. Of the backlog of $109.9 million, 47% is to be delivered outside the United States. Demand for our Galvanizing Services continues to be adversely impacted by economic conditions. Shipments for the fiscal year decreased 11% and pricing was down 7%, again a reflection of the economic conditions. Demand for Galvanizing Services in the fourth quarter of fiscal 2010 varied across our served markets and in addition to the economic downturn, we were adversely impacted by the severe weather conditions in many of our locations.

As we look forward, we believe that our markets will reflect modest improvement in the second half of our new fiscal year. This market improvement, combined with the benefits from the territory and customer expansion brought about by the proposed acquisition of North American Galvanizing, will enhance AZZ's position as the domestic market leader in this dynamic market. The combined operations galvanize in excess of 1 billion pounds of steel each year.

Competitive pricing actions continue to be mixed in both segments and with some competitors deciding to maintain production and employment levels regardless of price and others deciding to follow a more disciplined approach. For the most part within our served markets, the industry has resisted massive price discounting despite reduced demand. As a Company our accomplishments have continued as we double and redouble our efforts to better position the Company for market recovery and regulatory clarity. We will strive to effectively and efficiently execute on the business that we do have. The completion of another successful strong operating quarter, the financial strength of the Company, and a great group of employees is reflected in our results and the confidence that we have in our future as a Company. We believe we are structured for sustainability as we continue to navigate through challenging waters in this period of market uncertainty and continue the execution of our strategies. Now with that as an overview of our results, Dana will now give us a review of the operating result the for the fourth quarter and fiscal 2010. Dana?

 Dana Perry - AZZ Incorporated - CFO

Thank you, David and I would also like to welcome each of you to our fourth quarter conference call and at this time I will review our unaudited consolidated results for the period ending February 28, 2010. For the fourth quarter, financial results remain strong during these adverse economic times. AZZ was able to record revenues for the quarter ending of $84.9 million as compared to $100.3 million in the prior year. Net income for the quarter was $8 million as compared to $10 million in the prior quarter a year ago, and diluted earnings per share was $0.64 on a comparative basis of $0.81 in the prior year period. Our book to ship ratio for the quarter was 74% and was 82% for the full year, ending the year with a backlog of $109.9 million which compares to our previous year-end backlog of $174.8 million.

In our Electrical Industrial segment we generated 57% of our revenues for the year, while our Galvanizing Services segment generated 43%. In our Electrical Industrial product segment, we recorded revenues for the quarter of $48.9 million as compared to prior year results of $59.9 million. The decreased revenues for the quarter were the result of lower order intake during the fiscal year and operating income for the year was $9.1 million as compared to $10.8 million in the prior. Our operating margins were 18.6% for the quarter on a comparative basis of 18.1% in the prior year period. Our operating margins improved again for the year are attributable to the leverage gained from our improved operating efficiencies and favorable commodity pricing.

Revenues in our Galvanizing segment for the quarter were $36 million compared to $40.4 million recorded in the fourth quarter of our prior fiscal year. Operating fourth quarter operating revenues were negatively impacted by the reduction in volumes of steel produced and the amount of approximately 3% and reduction in selling price of 9%. Operating income was 9.2% compared to 11.2% in our prior year fourth quarter.

Final Transcript
Apr 05, 2010 / 03:00PM GMT, AZZ - Q4 2010 AZZ Incorporated Earnings Conference Call

Operating margins for the quarter were 25.6% compared to 27.8% in the prior year. As we have indicated before the results of this segment, it has followed closely the conditions of Industrial sector for the general economy.

At this time I will cover some of our key cash flow and balance sheet items on a comparative basis. For the 12 month period, cash provided by operations was $82.6 million compared to $60.6 million in the prior year. Again our accounts receivable days remain strong at 53 days at the end of our fourth quarter as compared to 51 days at the end of our last fiscal year. Year-to-date capital improvements were made in the amount of $12 million and depreciation and amortization amounted to $17.5 million. Our excellent cash flows allowed us to pay a cash dividend during the quarter of $0.25 for the quarter. Our total outstanding bank debt at the end of the quarter and our fiscal year end remained at $100 million and our cash balance was $110.6 million. The strength of our balance sheet, strong cash position combined with excess to borrowings under our existing banking arrangements should facilitate the execution of our business strategies going forward. At this time, David will give us an overview of our two operating segments.

 David Dingus - AZZ Incorporated - President, CEO

The industrial and petrochemical demand for our power distribution motor control centers significantly slowed in fiscal 2010 when compared to fiscal 2009. The timing of new projects and release of orders related to energy infrastructure, rebuilds, expansion and upgrades remains an issue and is impacting our incoming order rate. Concerns over the uncertainty of the anticipated regulatory and legislative changes have, in our opinion, lowered overall order rates.

Demand for our metal clad outdoor switch gear products saw further reduction in the fourth quarter. The utility budgetary spending levels have been reduced and we do not anticipate a strong increase in the new fiscal year. Most of the demand that drove our business over the past three years has been more for the replacement and upgrade rather than expansion, so we would anticipate that that would follow the trend in the future. Therefore, we believe it is a timing issue rather than a long term reduction in spending for the distribution substation market. Our high voltage transmission bus duct products quotation activity reflected good demand. The quotations are made up of multiple orders rather than one or two large international orders. Activity has improved over the last few weeks.

Overall, we believe the power generation market is relatively stable. Domestic emphasis on renewables such as wind and solar and environmental upgrades should continue to positively impact our market opportunities. We believe that further opportunities will develop once it is determined how carbons will be addressed by the regulatory agency. Our specialty lighting and tubular product sales have leveled off and we believe will see some modest improvement during the next few quarters.

For the Galvanizing Services segment, our strategy to provide a premium level of service and quality to our customers has continued and will continue as we resist downward pricing pressures. Operating results will be impacted in future periods if our announced price increases do not stick as a result of sluggish demand. We believe that the emphasis on infrastructure will have a positive impact on our business.

We feel our overall marketing strategies and customer services emphasis will be enhanced if we are successful in the acquisition of North American Galvanizing. This acquisition will increase our footprint, broaden our customer base, and increase the total facilities allowing us to provide a superior level of service and support to this total market. We are anxious to have the opportunity to assimilate the organization into ours. There remains concern over the impact of economic conditions and the timing of economic recoveries. Renewable energy projects, particularly solar, could provide some growth opportunities for Galvanizing as well. We continue to look for opportunities for further expansion.

In summary, the strong market performance of the fourth quarter and fiscal 2010 is most encouraging. Our primary concern, as we've shared with you and discussed previously, is the incoming order rate and the impact it has had on revenues and operating income in the current fiscal year of 2010 and what the continuing impact will be in our new fiscal 2011. Our products and services are extremely well positioned to benefit from any market improvements and/or increased infrastructure spending. Our lead times are shorter and should provide for more expeditious benefits of any improved market conditions. The timing of projects and release of orders will always have an impact on our quarterly recognition of bookings, backlog, revenues and earnings and will result in quarter to quarter fluctuation which may be greater than true changes in market demand and our competitive position and success.

Based upon the evaluation of information currently available to management, our guidance for 2011 remains unchanged from the revenue and earnings guidance that we issued in January. Should we be successful in the completion of our proposed acquisition of North American Galvanizing, we will issue and revise our guidance and earnings which will reflect the number of months of operation in the new fiscal year and the one-time transaction and assimilation expenses. The acquisition will be funded with cash on hand and our existing credit facility. Our forecast model for the incremental impact to North American Galvanizing for the first full 12 months of operation is for revenues to be in the range of $65 million $75 million and EBIT to be in the range of $12 million to $15 million all exclusive of any transaction and assimilation cost. We do anticipate it to be accretive immediately.

Additionally, the Company's Board of Directors declared $0.25 per share cash dividend on common stock outstanding. The dividend will be paid at the close of business on April 30, 2010, to the shareholders of record on April 15th, 2010. Fiscal 2010 was our 23rd consecutive year of profitability and the second best year in the history of the Company. The guidance for 2011 projects that we will achieve our 24th consecutive year of profitability. All of our estimates assume that we'll not have any appreciable change in our current market conditions, competitive activity, or significant delays in the delivery or timing of the receipt of orders of our Electrical Industrial products and demand for our Galvanizing Services. Again, thank you for your participation today and we would like to open it up for any questions that you may have at this time.

Final Transcript
Apr 05, 2010 / 03:00PM GMT, AZZ - Q4 2010 AZZ Incorporated Earnings Conference Call

 QUESTION AND ANSWER

Operator

 We will now begin the question and answer session. (Operator Instructions) Our first question comes from John Franzreb at Sidoti.

 John Franzreb - Sidoti & Company - Analyst

 Good morning, David, Dana, and Joe.

 David Dingus - AZZ Incorporated - President, CEO

 Good morning.

 John Franzreb - Sidoti & Company - Analyst

 I guess my first question is could you just walk us through the rationale for going after NGA, why them, why now, what can you bring to the table that you think is different that's not being done there?

 David Dingus - AZZ Incorporated - President, CEO

Okay, well, it all starts with the footprint, John. When you look at the -- how it lays out, it adds new geographic territory, and new customers. Now, even in those areas where we both service the market, it's a very distinctly different product and customer base. Taking for example, the Houston market, the North American facility, a very large facility handles all of the large structural market where our facility is more smaller and more specialized. So we have the opportunity there of increasing our market size without impeding upon their customer base nor ours, so both of them are very complimentary at that level. That's the case also in the DFW market and the case in other markets but we just believe that it gives us the opportunity.

Now, why and what we think we can do different, I think it's just on our historical track record. I think once we had a facility that is contiguous to where we are and expands our service territory, just enhances our ability to serve the customer in a superior fashion, and then also, naturally, when you have that many facilities, you have the benefit of paybacks for every good idea that you come up with every one location. So I think eliminating the corporate overhead associated with being a public Company as being now part of the AZZ will add incremental improvement in the earnings, as well as we're going to continue to push the envelope as to gain additional customers, gain additional acceptance and expand our presence in the new served market.

 John Franzreb - Sidoti & Company - Analyst

 Now, David, does going after a galvanizing business of this size, does that kind of send a signal to us that you think there might be more pain in the electrical and industrial side of the market certainly in the near term? Is that the read to maybe there?

 David Dingus - AZZ Incorporated - President, CEO

Final Transcript
Apr 05, 2010 / 03:00PM GMT, AZZ - Q4 2010 AZZ Incorporated Earnings Conference Call

No, I don't think I'd read that way at all, John. I think we've been equally aggressive on both sides. We've been attempting to acquire companies of this size and of this magnitude for both segments. We believe that we want to do that. We're going to continue to do that. It's just that we were fortunate enough to get this one closed before we could get anything to this point in the Electrical, but it should not and certainly is not a reflection of a change in our overall strategy, nor do we have any, as I've shared with you before, I don't have any concern about aggressively going after Electrical acquisition in this market. I just believe so strongly in the long term growth potential of that market that we wouldn't pass up an opportunity despite the current marketing conditions or the current status of the market. We would love to announce one of equal size the same day as we announced North America, and we can truly say our strategies have been implemented for that fiscal year.

 John Franzreb - Sidoti & Company - Analyst

 Okay, one last question. You talked about quotation activity being strong in A&I, it seems like that's been the MO for quite some time. What's different now than three months ago?

 David Dingus - AZZ Incorporated - President, CEO

It's just we've got more projects which the customer is coming to us and saying we finally got approval to proceed. They've been out there. It's not an astounding increase, but it's enough to say that we believe the decent in our backlog has slowed and began to level off and anything that does improve further is an increase in that. So it is just based upon the customer forecast, our closeness to the order, and what we believe in this market. We've been wrong before, we feel pretty good about this or I wouldn't have said it, but and it's going to take several quarters to add validity to my statement because my visibility in this market is pretty limited. I can only see out about 90 days. Not from a quote standpoint but from a customer committment standpoint, but it's broad based enough and it's not one order that we're looking at as we've done in the past that gives me the confidence to say that.

I surely hope that we aren't disappointed in that but it is just that because you're exactly right. I've commented on the quotation activities being good before and now I'm saying I believe it's going to start coming in now, and we feel pretty good about that in the first quarter as far as the 109.9 being a leveling point and starting to see improvement as we progress through the year and I hope that would be the case for the second quarter. As it stands right now, it appears that way.

 John Franzreb - Sidoti & Company - Analyst

 Okay, great. Thanks a lot David.

 David Dingus - AZZ Incorporated - President, CEO

 You bet, John.

Operator

 The next question comes from Ned Borland at Hudson Securities.

 Ned Borland - Hudson Securities - Analyst

 Good morning. Just following up on the questions about NGA, financing, can you maybe ballpark at this point how much of the credit facilities you expect to draw on?

 David Dingus - AZZ Incorporated - President, CEO

Final Transcript
Apr 05, 2010 / 03:00PM GMT, AZZ - Q4 2010 AZZ Incorporated Earnings Conference Call

 Well, essentially, there is a substantial cash balance on NGA's books, so we'll go into the line of credit 20 to 30 and then they will have 20 to 30 on hand and we sweep it right back. So at the end of the day, Ned, it's going to work out to be a net transactions pretty darn close to what our cash on hand is.

 Ned Borland - Hudson Securities - Analyst

 Okay.

 David Dingus - AZZ Incorporated - President, CEO

So the period that we're into the line of credit will be a short period of time. We have room to do that. Our banks are willing to increase that to go forward for other transactions, but it will be just a temporary movement to the line of credit. Once we get consolidated and get access to the cash on hand at North American will be pulled out, our line of credit will be reduced back down and we'll be tracking along pretty close to within $10 million of what our cash on hand is as of today.

 Ned Borland - Hudson Securities - Analyst

Okay, and then within their operations it looks like their margins are a bit lower than yours. Is there anything structural about who they're serving and the geographies and customers that they're serving? Is there anything structural that prevents them from getting -- you being able to get their margins up to where yours are?

 David Dingus - AZZ Incorporated - President, CEO

We don't believe so, Ned. It will take some time and everything else as it has in our other acquisition. Yes, is their mix of business different in some markets than ours, but overall, their customer base looks an awful lot like ours and I think it's just the benefit of having multiple facilities, multiple approaches. We can push the sales and marketing envelope as much as we have in our others. So I don't see anything structurally that should prohibit us from getting to the point that it will match, because like I say, we're taking out significant -- they're a public company and they are relatively small to be a public company and when you pull that out, that moves them pretty close to where we are. So to get further to our projection and get us up to where we are is not an insurmountable challenge.

 Ned Borland - Hudson Securities - Analyst

 Okay, and then I noticed there was about a 9% decrease in Galvanizing pricing versus a year ago. Zinc has come back a little bit here. You have some price increases announced. Is that more a function of the increase in zinc or is demand perhaps getting a little bit better?

 David Dingus - AZZ Incorporated - President, CEO

Well the announced price increases are a reflection of the zinc that we've increased costs that we have. Now, the prices that we announced, it takes time to get them to stick through the process. So our challenge in this down market is how do we continue to push that envelope because it is truly reflective of an anticipatory increase in our cost, as that increased cost of zinc flows through our bifold balance sheet. So our challenge is not over with, but we've had that challenge before and we've overcome it and I think we will again in this time frame.

 Ned Borland - Hudson Securities - Analyst

Okay, and then finally, on the E&I segment, the backlog, as we think about going through the rest of this fiscal year or I should say the fiscal year, first quarter are we kind of anticipated not much of a change, kind of a stable backlog? And then what gives you the confidence that in the second half of the year you're going to see it pick up? Are there some international projects out there that you have your eye on or is it just what you're hearing from your customers?

 David Dingus - AZZ Incorporated - President, CEO

Final Transcript
Apr 05, 2010 / 03:00PM GMT, AZZ - Q4 2010 AZZ Incorporated Earnings Conference Call

Yes, there are some significant, but I don't think our international -- but I don't think our confidence is coming from there. The confidence is coming from just in creased confidence of our customers that they're going to progress and if you'd look at the markets, the ones where we've not seen any improvement is the general Industrial and the petrochemical market, but our transmission markets in pretty good shape. I commented on the distribution is still struggling with utility budgets. Power generation is in pretty good shape, so I think that we'll be more into stopping the descent in the first and second quarter and optimistic that we're going to see something helping us out in the third and fourth quarter. There's enough pending projects and there's enough out there that could be released. As I said in the utility side and the power generation side we really need a resolution on how carbon is going to be addressed and the impact that it has on the production of electrical power, but I don't -- I'm not pointing to a particularly large international order when I say our confidence is improving.

 Ned Borland - Hudson Securities - Analyst

Okay, thank you.

 David Dingus - AZZ Incorporated - President, CEO

 Thank you, Ned.

Operator

 Our next question comes from Fred Buonocore at CJS Securities.

 Fred Buonocore - CJS Securities - Analyst

 Yes, good morning.

 David Dingus - AZZ Incorporated - President, CEO

 Good morning.

 Fred Buonocore - CJS Securities - Analyst

 Just following up on Ned's question about international orders, can you address kind the trend there with competition by large international players in the China market and if those competitive pressures have eased or you're not sure yet?

 David Dingus - AZZ Incorporated - President, CEO

Well I think for the most part, they've leveled off. We had that very severe period where -- I think it was the second quarter of last year where some of the large orders just went for ridiculously low prices. What we have seen I would say over the last four to five months tells us that while competition is still pricing somewhat below us, it's not to the degree that we don't have the chance to sell the benefits of our program. So I think there's a little more stability there. Could it raise its head again? Absolutely because as I've said before, some of these large orders just get a profile difference that causes some large competitors to go after it, but in total it's a much better environment than it was this time last year.

 Fred Buonocore - CJS Securities - Analyst

Got it, and just in terms of the pool of those larger size transmission orders, do you think as we move through fiscal 2011 they will be kind of similar number or maybe an increase of number of opportunities there realizing that you're not putting your thought that backlog is going to bounce back or come back in the second half of the year in a large international order and do you see that as a decent opportunity as we move through the year?

Final Transcript
Apr 05, 2010 / 03:00PM GMT, AZZ - Q4 2010 AZZ Incorporated Earnings Conference Call

 David Dingus - AZZ Incorporated - President, CEO

We don't really expect any orders the size of the ones that cause the pricing problems to rise, which was as I've shared with you, was a very high number. What we see projects in the $5 million to $10 million range? Yes, we're working on those on a continual basis. I don't think we're going to see the $30 million and the $40 million opportunities that lead to some of the price issues in our last fiscal year, but like I said, it's spreading itself around and we think that's a good thing for AZZ. You never want to see a diminishing of those very large orders, but the more that we put out there in that mid range and from the $2.5 million to $10 million, we are very happy when we see a whole lot of those rather than one $30 million one.

 Fred Buonocore - CJS Securities - Analyst

Understood, and then turning to the domestic market, I've been hearing various commentary from some of your peers and customers as it relates to impact of environmental regulation, which you could kind of put in the bucket of an overhang right now on your business and various degrees of some companies saying it's a major overhang right now to some saying well it's probably overblown. Where do you really see -- you mentioned generation. Where else do you really see concerns over environmental regulation impacting decisions to make orders and what's it going to take to make those go away?

 David Dingus - AZZ Incorporated - President, CEO

Well, I think the number one thing it's going to take is a position, as I've said, on carbon and power generation. Once we know what the cost is for the production of electrical power from coal going forward, then it makes it much easier exercise as to whether you're going to go forward with renewables or non-carbon such as nuclear power. There are always issues in the petrochemical market that can drive them, but I don't think they're of the significant level. I think the major one that is out there, fortunately I think the administration has shown a more positive hand with their guarantees of loans in the nuclear industry. I think that what they've done in the wind and what's proposed to be done in the solar is good, but at the end of the day all of those cost more to produce than coal and until you put a carbon tax or some kind of program on to make coal equal, I don't think you ever go forward on the alternatives.

 Fred Buonocore - CJS Securities - Analyst

 Okay, and then finally, relative to that, you've talked about solar being a potential driver for both of your segments. Are there actually solar projects that you have in your backlog that you're executing on now?

 David Dingus - AZZ Incorporated - President, CEO

 Yes, we do.

 Fred Buonocore - CJS Securities - Analyst

 And do you expect that to grow? There are ones that you're working on booking or quoting on at the moment.

 David Dingus - AZZ Incorporated - President, CEO

 The potential is greater than what we're currently doing.

 Fred Buonocore - CJS Securities - Analyst

 Very good. Thank you very much.

Final Transcript
Apr 05, 2010 / 03:00PM GMT, AZZ - Q4 2010 AZZ Incorporated Earnings Conference Call

 David Dingus  - AZZ Incorporated - President, CEO

 You bet.

Operator

 (Operator Instructions) Our next question comes from Brent Thielman at DA Davidson.

 Brent Thielman - DA Davidson - Analyst

 Hi, good morning.

 David Dingus - AZZ Incorporated - President, CEO

 Good morning.

 Brent Thielman - DA Davidson - Analyst

 Yes, just a question on the revenue guidance for Galvanizing. As you're starting to think about the growth in that business for fiscal 2010, are you seeing that more back half weighted or are you already starting to see positive comparisons there?

 David Dingus - AZZ Incorporated - President, CEO

No, I think it is back half impacted, okay? But that confidence comes from our customers starting to see currently some improved activity, because it's going to get in our customers backlog long before we galvanize it. So our confidence and optimism of the last part of the year is being driven by current awards of orders to our existing customer base, so -- but we're not seeing it yet, but we welcome when our customers are seeing it in the backlog, it's just a matter of time before we feel the benefit of it.

 Brent Thielman - DA Davidson - Analyst

Okay, and then just a question on Electrical and in terms of bidding activity and what you're seeing out of competitors and how are people responding to some of the moves we've seen in raw material prices, copper, steel, etc. Has there been any significant terms of change in any significant bidding practices in that business?

 David Dingus - AZZ Incorporated - President, CEO

No, I don't think there has. We've been continuing with it of the same approach. Everybody knows the volatility of it. Everybody wants the benefit of the downturn and doesn't want to pay for the upturn, but that's something we've been dealing with for 20 years. So I don't think the environment has changed.

 Brent Thielman - DA Davidson - Analyst

Okay, do you think some of the sharp moves you've seen have stalled projects? Are owners waiting to see things level out?

 David Dingus - AZZ Incorporated - President, CEO

 I can't point to anything they have told us that is the reason there is a delay.

 Brent Thielman - DA Davidson - Analyst

 Okay, and then just lastly, with respect to Galvanizing, obviously a couple of big acquisitions with Valmont announcing with Delta and now you with North American Galvanizing. Pending these are completed, do you see any material changes in terms of the price and dynamics of the industry?

Final Transcript
Apr 05, 2010 / 03:00PM GMT, AZZ - Q4 2010 AZZ Incorporated Earnings Conference Call

 David Dingus - AZZ Incorporated - President, CEO

Well, we're both, Delta is a sophisticated player and North American is a public sophisticated player. I think it's good for the industry and we're pleased with that, but I don't think it's like a public company taking over a large private, as we did with AAA or some of the others. Delta has published results for their acquisition after Galvanizing activity as does North American as does Valmont, as does AZZ. So I think you've got a consolidation of the four strongest players in the market.

 Brent Thielman - DA Davidson - Analyst

 Okay.

 David Dingus - AZZ Incorporated - President, CEO

In terms of performance, okay? And it's not as easy to discern the US activity on Hill & Smith, but they are a growing aggressive public company also. So I think overall, it's good for the industry. I think this merger between ourselves and North American and Valmont and Delta is not a really that significant in terms of the performance. I think it is great for customer service.

 Brent Thielman - DA Davidson - Analyst

 Okay, thank you.

 David Dingus - AZZ Incorporated - President, CEO

 Thank you.

Operator

 Our next question comes from Eric Prouty at Canaccord Adams.

 Eric Prouty - Canaccord Adams - Analyst

 Thanks a lot. Just a quick question on North American in any potential cost savings there to be had as far as raw material goes on the zinc side, any way of pushing down premium to LME or does that tend to be pretty fixed across-the-board?

 David Dingus - AZZ Incorporated - President, CEO

Well, we all start with the LME price and then yes we do pay a premium on that. Any time that you are larger you can argue more, but that's the small its piece of the puzzle, but we have not built into our projections nor do we think there's really any appreciable change in the net cost of zinc to the North American operations as compared to us. We hope that we're getting the best deal on the premium from our size, but that would be a penny or two in the total cycle. So if you're paying $1.05 or so, a penny adds up, don't get me wrong, and we push for it but I don't think it's appreciable.

 Eric Prouty - Canaccord Adams - Analyst

Sure, okay, and then just in the industry in general on the Galvanizing side and you might have touched on this already, but with now some of your clients having a little better outlook, can you parse out end markets where you might be seeing a bit more strength in end markets where they've continued to lag, where you see continued weakness?

 David Dingus - AZZ Incorporated - President, CEO

We're still working ourselves through that analysis. Naturally, we haven't seen as much improvement on the petrochemical as we would like, but the general Industrial projects are showing some like. So I'm going to reserve comment on that until we get a little better feel as we move forward and I'll certainly update that at the end of the first quarter.

 Eric Prouty - Canaccord Adams - Analyst

 Fair enough. Thanks.

 David Dingus - AZZ Incorporated - President, CEO

 Thank you.

Operator

 This concludes our question and answer session. I would like to turn the conference back over to David Dingus for any closing remarks.

 David Dingus - AZZ Incorporated - President, CEO

Again, we appreciate the opportunity to meet -- to discuss this with you today. I know there was a number of calls from a number of people on Thursday after the announcement and to address some of the things the same things that have been addressed to date, but we welcome the opportunity and hopefully the next time we chat we will have this acquisition completed as well as a better outlook on the Electrical and Industrial backlog. Thank you and have a great day.

Operator

 The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.